As filed with the United States Securities and Exchange Commission on June 30, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ValueRich, Inc.

(Name of small business issuer in its charter)

Delaware	7380	41-2102385
(State or other jurisdiction of incorporation or organization)	(primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

1804 N. Dixie Highway, Suite A
West Palm Beach, Florida 33407
(561) 832-8878
(Address and telephone number of principal executive offices and principal place of business)

Joseph Visconti
Chief Executive Officer
ValueRich, Inc.
1804 N. Dixie Highway, Suite A
West Palm Beach, Florida 33407
(561) 832-8878
(Name, address and telephone number of agent for service)

Copies to:

Hank Gracin, Esq. Lehman & Eilen LLP Mission Bay Office Plaza 20283 State Road 7, Suite 300 Boca Raton, FL. 33498 (561) 237-0804	Virginia K. Sourlis, Esq. The Sourlis Law Firm The Galleria 2 Bridge Avenue Red Bank, NJ 07701 (732) 530-9007

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price	Amount of registration fee

Units	2,300,000 Units (3)	$3.50	$8,050,000	$861.35
Common stock included as part of the Units	2,300,000 Shares	—	—	(4)
Warrants included as part of the Units	2,300,000 Warrants	—	—	(4)
Common stock underlying the warrants included in the Units	2,300,000 Shares	$3.85	$8,855,000	$947.49
Common stock underlying the underwriter’s warrants	300,000 Shares	$3.85	$1,155,000	$123.59
Warrants included as part of the underwriter’s warrants	150,000 Warrants	—	—	(5)
Total			$18,060,000	$1,932.43

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of securities that may be issued resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(3) Includes 300,000 Units which the underwriters have the option to purchase from us to cover over-allotments, if any. See “Underwriting.”

(4) Included in the Units. No additional registration fee is required.

(5) Included in the underwriter’s warrants. No additional fee is required.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 30, 2006

PRELIMINARY PROSPECTUS

$7,000,000

2,000,000 UNITS

CONSISTING OF 2,000,000 SHARES OF COMMON STOCK
AND 2,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

This is our initial public offering. We are offering 2,000,000 units, each unit consisting of one share of our common stock, par value $.01 per share, and one redeemable common stock purchase warrant. The shares and warrants included in the units may not be separately traded until we agree with Lane Capital Markets, LLC, the representative of the underwriters of this offering, that the shares and warrants may be separately traded and 30-day prior written notice has been given to all of the unit holders.

Each warrant included in the units entitles the holder thereof to purchase one share of our common stock at an exercise price of $3.85 (110% of the initial offering price of each unit), commencing at any time after our common stock and warrants have become separately tradable until the fifth anniversary date of this prospectus. The warrants are subject to redemption by us at $.10 per warrant, on thirty days prior written notice, if the common stock has traded at or above $5.60 for 10 consecutive trading days. The warrant exercise price is subject to adjustment under certain circumstances.

Prior to this offering there has been no public market for our securities. We intend to apply to list the units, common stock and warrants on the American Stock Exchange (AMEX) under the symbols “VRIU,” “VRI” and “VRIW,” respectively.

The securities offered hereby are highly speculative and involve a high degree of risk and substantial dilution. An investment in these securities should be made only by investors who can afford a loss of their entire investment. You should consider carefully the “Risk Factors” beginning on page six of this prospectus and the matters discussed under “Dilution” on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Issuer (2)
Per Unit	$3.50	$.35	$3.15
Total (3)	$7,000,000	$700,000	$6,300,000

(1) Does not include additional compensation to be received by the underwriters in the form of a non-accountable expense allowance of 3% of the gross proceeds of this offering, for an aggregate amount of $210,000 (or $241,500 if the over-allotment option described in note (3) below is exercised in full). It also does not include additional compensation in the form of a five-year unit purchase warrant that we have agreed to sell to the underwriters for $.001 per unit warrant (the “Underwriter’s Warrant”). The Underwriter’s Warrant will consist of a warrant to purchase 200,000 shares of our common stock and a warrant to purchase 200,000 warrants to purchase our common stock. The Underwriter’s Warrants will be exercisable for five years beginning one year from the date of this prospectus at 110% of the initial offering price and will not be callable. The warrants and common stock underlying the Underwriter’s Warrants (including the common stock underlying the warrants issuable upon the exercise of the underwriters warrants) have been registered on the registration statement of which this prospectus forms a part. In addition, we have agreed to indemnify the underwriters against certain liabilities under the Securities Act of 1933, as amended. We have also agreed to retain the underwriter’s representative as a financial consultant after this offering. See “Underwriting” for a complete description of the foregoing and certain other arrangements between us and the underwriters.

(2) Before deducting expenses of the offering estimated at $100,000 payable by us.

(3) We have granted the underwriters a 45-day option to purchase from us up to 300,000 additional units on the same terms set forth above, solely to cover over-allotments, if any. If the underwriters’ over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Issuer will be $8,050,000, $805,000 and $7,245,000 respectively.

The shares are offered by the underwriters on a “firm commitment” basis, subject to the right of the underwriters to reject any order in whole or in part. It is expected that delivery of certificates representing the shares and the warrants will be made at the offices of Lane Capital Markets, LLC, Fairfield, Connecticut.

Lane Capital Markets

The date of this prospectus is June    , 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	6
DILUTION	13
WHERE YOU CAN GET MORE INFORMATION	13
USE OF PROCEEDS	14
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	14
CAPITALIZATION	16
DIVIDEND POLICY	16
OUR BUSINESS	16
DIRECTORS AND EXECUTIVE OFFICERS	22
LITIGATION	23
AVAILABLE INFORMATION	23
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	24
EXECUTIVE COMPENSATION	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
DETERMINATION OF OFFERING PRICE	27
DESCRIPTION OF SECURITIES	27
SHARES ELIGIBLE FOR FUTURE SALE	29
UNDERWRITING	29
EXPERTS	32
LEGAL MATTERS	32
INDEMNIFICATION OF DIRECTORS AND OFFICERS	32
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	33
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading “Risk Factors.” Unless otherwise indicated, the information presented in this prospectus assumes that the underwriters’ over-allotment option will not be exercised. In this prospectus, the terms “ValueRich,” “we,” “us,” and “our” refer to ValueRich, Inc.

Our Company

ValueRich, Inc., operates various online and offline media-based properties for corporate and financial professionals. Its properties include 1) the website iValueRich.com, 2) ValueRich magazine and 3) the ValueRich Small-cap Financial Expos.

IVALUERICH.COM, OUR SMALL-CAP WEB COMMUNITY

iValueRich.com is an online community for investment bankers, brokers, public company executives, money and fund managers, investor relations professionals, research analysts, business consultants, securities accountants and lawyers, all focused on the business of Wall Street.

We intend for iValueRich.com to become a central meeting place for the small-cap community in order to assist community members in raising capital, going public, syndicating deals, finding new deals and networking with wall street professionals.

iValueRich.com is focused on meeting the business needs of all the members of the small-cap marketplace. It is a web site that includes search, matching and contact management tools, as well as announcement boards and news updates to help fee-paying members network with each other more efficiently and at reduced costs. On iValueRich.com, members can post their financing needs, products, and services, and make and manage connections and initiate deals using the proprietary online software that we provide. The ValueRich Internet community features comprehensive member profiles that can be searched based on financial data, industry classifications, specialties, geographic regions and other criteria.

We expect our members to initiate contact with each other by posting a variety of financing opportunities such as initial public offerings, secondary public offerings, reverse mergers, private placements, private investment in public equities (PIPES) and special purpose acquisition companies (SPACS). Members of iValueRich.com have complete control over their profile pages and can set up filters for alerts and notifications from specific community members and/or member categories after completing a short registration form setting forth their desired criteria and investment objectives. This registration form will also confirm investor status for the purposes of maintaining all regulatory compliance with regards to accredited status and/or industry professionals. Members will be able to make multi-media file presentations and find, manage and invite other members to groups and projects. They can elect to receive e-mail digests and alerts from iValueRich.com when specific events occur, such as when participating banks are offering or undertaking financings for public and private companies.

VALUERICH SMALL CAP FINANCIAL EXPOS

We have developed a unique large-scale expo-style financial conference model in which 70 to 100 public companies are showcased in 10 ′ by 10 ′ hard wall office-style suites to thousands of participating and attending investment bankers and buy-side professionals. We refer to our conferences as being “expos” or “expo-style” because our exhibiting companies are able to showcase and demonstrate their products and services as well as present their financial information to, and meet with, multiple investment bankers that specialize in small capitalization finance. These events include a “Bankers’ Row” — a dedicated section of the conference where exhibiting companies and the investment banks can have pre-arranged meetings to explore investment banking opportunities.

Our financial conferences offer:

• Open attendance policy actively seeking industry-wide participation attendance;

• Unrestricted and transparent access to public company officers on the expo floor for the entire event;

• Access to multiple investment banks under one roof;

• A high-energy business to business development and networking environment;

• One page independent research report, distributed to qualified attendees in the Expo guide; and

• Public company and investment bank tombstone ads in ValueRich magazine

We have already hosted three large-scale ValueRich Small-cap Financial Expos: one in Palm Beach, Florida on March 9, 2005 through March 12, 2005; one in New York City on September 14, 2005 and September, 15 2005 and one in Miami, Florida on March 8, 2006 and March 9, 2006. We plan to host a similar expo in Las Vegas, Nevada on October 25, 2006 and October 26, 2006. We also plan to hold smaller versions in the near future at luxury business hotels that are targeted to specific industries or geographic regions. Our goal is to host two large-scale Expos as well as at least two smaller Expos on an annual basis. No assurance can be given, however, that we will be able to sponsor any set number of expos.

VALUERICH MAGAZINE

We publish nationally the quarterly magazine known as ValueRich magazine. It is a glossy full-color magazine of approximately 120 pages that is geared toward an affluent readership of investment related professionals and corporate leaders. The magazine features articles about luxury items, exotic travel, fine dining, great entertainment, unique products and groundbreaking people and events. The magazine also includes business, industry, political and financial articles relevant to small capitalization public companies. A special section of “Company Connect” articles offers public companies the opportunity to highlight their products and clearly state their business and investment banking objectives. Companies can also place financial advertisements in the Marketplace portion of the magazine. We distribute ValueRich magazine on a complementary basis only to thousands of small-cap public company officers, and other professionals, such as investment bankers, buy-side professionals, money managers, attorneys, accountants and business consultants.

The Offering
Units offered by us	2,000,000
Common stock outstanding before the offering as of June 30, 2006	6,363,044
Common stock to be outstanding after the offering	8,363,044[1]
Proposed American Stock Exchange symbol	Units — “VRIU,” Shares — “VRI” and Warrants — “VRIW”
Use of Proceeds
Increasing the number of small-cap financial expos; increasing the circulation and number of issues of ValueRich magazine; promotion of the membership-based on-line community ivaluerich.com; expenses of the planned initial public offering, and working capital.
Risk factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 6.

1 Does not include shares issuable upon exercise of the warrants contained in the units, shares issuable upon exercise of the underwriter’s warrants, or shares contained in the over-allotment option.

Summary of Financial Data

The following information is qualified by reference to, and should be read in conjunction with, the financial statements and the notes thereto and “Management’s Discussion and Analysis or Plan of Operation” contained elsewhere in this prospectus. The statements of operations data for the years ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2005 are derived from our financial statements, which have been audited by Chisholm, Bierwolf & Nilson, LLC and are included in this prospectus. Historical results are not necessarily indicative of future results.

Statement of Operations Data:
	For the Twelve Months Ended December 31,
	2005	2004
Revenues	$1,739,769	$465,643
Cost of goods sold	970,686	360,019
General and administative espenses	1,028,314	462,643
Other expense	61,071	30,506
Net Loss	$(320,302)	$(387,525)
Loss per share — basic and diluted	$(0.01)	$(0.01)
Balance Sheet Data:
	As of December 31, 2005
	Actual	As Adjusted (1)
Cash	$218,058	$6,418,058
Total CurrentAssets	$272,624	$6,472,624
Total Assets	314,755	6,514,755
Convertible Notes Payable	491,700	491,700
Total Current Liabilities	703,433	703,433
Long Term Debt	95,000	95,000
Total Stockholders’ Equity (Deficit)	(483,678)	5,716,322

(1) The As Adjusted numbers give effect to sale of the entire 2,000,000 units offered in the prospectus resulting in proceeds to us of $6,200,000, net of $100,000 in offering costs.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. Therefore, in evaluating us and our business you should carefully consider the risks set forth below, which are only a few of the risks associated with investing in our common stock. You should be in a position to risk the loss of your entire investment.

Because we have only recently commenced business operations, it is difficult to evaluate our prospects.

We face the risks and problems associated with businesses in their early stages in a competitive environment and have a limited operating history on which an evaluation of our prospects can be made. We were incorporated in Florida in July 2003 and then reincorporated in Delaware in March 2006. We hosted our first financial expo in March 2005, and published our first edition of ValueRich magazine in the spring of 2004. We just launched iValuerich.com in June 2006. Our prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of any business in a competitive environment.

We have not been profitable in the past and may never become profitable.

During our fiscal years ended December 31, 2004 and December 31, 2005, we incurred net losses of approximately $387,000 and $320,000, respectively. Our ability to generate revenues and to become profitable depends on many factors, including the market acceptance of our products and services, our ability to control costs and our ability to implement and maintainour business strategy. There can be no assurance that we will become or remain profitable.

We may not be able to raie the working capital necessary to implement our business plan.

We have not yet achieved profitability and there can be no assurance that we will become profitable. If we continue to incur net losses, we may need additional financing to fund our planned expansion. If we cannot secure additional funding in a timely manner or on acceptable terms, we may have to defer the full implementation of our business plan, which could have a material adverse effect on our business and operations.

There is an uncertain market for our products.

We have only a limited operating history to determine the market acceptance by small capitalization companies, investment banks and buy-side professionals of our expos, magazine and internet community. No assurance can be given that a significant market for our products and services will be developed or sustained.

If we are unable to hire and retain key personnel, then we may not be able to implement our business plan.

The success and growth of our business will depend on the contributions of our Chairman, President and Chief Executive Officer, Joseph Visconti, and a small number of other key personnel, as well as our ability to attract, motivate and retain other highly qualified personnel. Competition for such personnel is intense. We do not have an employment agreement with Mr. Visconti or any of our other employees. The loss of the services of any of our key personnel, or our inability to hire or retain qualified personnel, could have a material adverse effect on our business.

If our business plan fails, our company will dissolve and investors may not receive any portion of their investment back.

If we are unable to realize profitable operations, or raise sufficient capital, our business will eventually fail. In such circumstances, it is likely that we will dissolve and, depending on our remaining assets at the time of dissolution, we may not be able to return any funds back to investors.

Shares eligible for future sale may have a substantial depressing effect on the stock price.

Upon completion of the offering, we will have outstanding an aggregate of 8,363,044 shares of common stock, which includes the 2,000,000 shares contained in the 2,000,000 units offered hereby. Upon completion of the offering, the 2,000,000 shares issued in the offering (assuming no exercise of outstanding warrants) and 2,000,000 shares issuable upon the exercise of warrants to be outstanding upon completion of this offering (2,300,000 shares of common stock and 2,300,000 shares issuable upon the exercise of warrants if the over-allotment option is exercised in full) will be freely transferable without restriction under the Securities Act (excluding any shares purchased in the offering by any person who is or thereby becomes an “affiliate” of us). All of the 6,363,044 shares of common stock outstanding immediately prior to the offering were issued without registration under the Securities Act and are “restricted securities” as that term is defined in Rule 144 under the Securities Act.

We are unable to predict the effect that sales of the shares contained in the units offered hereby, shares underlying the warrants contained in the units, shares underlying the underwriter’s warrants, or sales under Rule 144 may have on the then prevailing market price of the common stock, but such sales may have a substantial depressing effect on such market price.

All of our officers, directors and 5% or more stockholders have agreed not to, directly or indirectly, issue, agree or offer publicly to sell, grant an option for the purchase or sale of, assign, transfer, pledge, hypothecate, distribute or otherwise encumber or dispose of, any shares of the common stock or other equity securities of ours or other securities convertible into or exercisable for such shares of the common stock or other equity securities for 12 months from the date of this prospectus without the prior written consent of Lane Capital Markets LLC. Our officers, directors and 5% or more stockholders have also agreed that subsequent to the expiration of this 12 month lock-up, they will only dispose of or otherwise encumber any of their shares when the share price, adjusted for any splits, or any material change in capital structure via merger or business combination, trades above 200% of the offering price for a 20 consecutive business day period. Commencing 12 months from the date of this prospectus, should our stock trade above 200% of the offering price for a 20 consecutive business day period, all contractual lock-ups will be terminated. The lock-up expires in all cases on the first day of the fifth year after the date of this prospectus.

The absence of a prior public market for the units, and the common stock and warrants contained in the units, may lead to high volatility in the stock price.

Prior to this offering there has been no public market for our units, and the common stock and warrants contained in the units and there can be no assurance that an active public trading market for these securities will develop or be sustained. The absence of an active trading market would adversely affect the liquidity of these securities and, consequently purchasers of units in the offering could experience substantial difficulty in selling these securities. The initial public offering price has been determined by negotiation between us and the underwriters and may not bear any relationship to the market price for the securities subsequent to the offering. See “Determination of Offering Price” and “Underwriting.” In addition, the trading price for the securities may be highly volatile and could be subject to significant fluctuations in response to variations in our quarterly operating results and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for public companies generally, or within broad industry groups, which fluctuations may be unrelated to the operating results or other circumstances of a particular company. Such fluctuations may adversely affect the liquidity of the securities, as well as the price that holders may achieve for the securities upon any future sale.

The underwriters’ influence on the market may affect the price and liquidity of the units, and the common stock and warrants contained in the units.

A significant number of units offered hereby may be sold to customers of the underwriters. Such customers subsequently may engage in transactions for the sale or purchase of such units through or with the underwriters. The price and liquidity of the units, and the common stock and warrants contained in the units may be significantly affected by the degree, if any, of the underwriters’ participation in such market. See “Underwriting.”

If we do not meet the American Stock Exchange requirements for continued listing,the units and our common stock and warrants may be delisted and our securities may then become illiquid.

Prior to this offering, there has been no public market for our securities. In connection with this offering, we have applied for listing of our securities on the American Stock Exchange (“AMEX”). AMEX requires that listed companies satisfy various requirements for continued listing of their securities, including requirements relating to, among other things, corporate governance, shareholder approvals and voting, minimum trading price and shareholders’ equity. If we fail to satisfy any of the requirements for continued listing of our securities on AMEX, our securities may be delisted from AMEX.

If our securities are delisted from AMEX, they will likely be quoted in the over-the-counter market in the “pink sheets” or the OTC Bulletin Board. Consequently, an investor would find it more difficult to trade our securities. In addition, if our common stock and warrants are delisted from AMEX, our common stock and warrants will be subject to the rules relating to “penny stocks.” These rules require brokers who sell securities subject to such rules to persons other than established customers and “institutional accredited investors” to complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning the risks of trading in the securities. Application of the penny stock rules to our securities will adversely affect the market liquidity of our securities, which may adversely affect the ability of purchasers in this offering to resell our securities.

Substantial dilution; disproportionate risk of loss.

Purchasers in the offering will bear a disproportionate portion of losses incurred by us in the future. Based on the anticipated initial public offering price of $3.50 per unit, purchasers of the units offered hereby will incur immediate dilution in the net tangible book value from the offering price of $3.39 per unit. Our current stockholders acquired their equity investments at an average per share cost substantially less than the initial public offering price. See “Dilution.”

The arbitrary offering price of the units is not an indication of their value.

The initial public offering price of the units has been determined by negotiation between us and Lane Capital Markets LLC. See “Underwriting.” Such price does not necessarily relate to our asset value, earnings, net worth, financial condition or any other established criteria of value and should not be regarded as an indication of the actual value or future market price of the common stock.

Discretion in use of proceeds designated for working capital.

We will have broad discretion with respect to the application of approximately $6,300,000 or 90%, of the net proceeds of this offering. While such funds are to be applied for working capital and general corporate purposes in furtherance of our business, in vestors will be reliant on management as to the specific application of these amounts. See “Use of Proceeds.”

The representative of the underwriters, Lane Capital Markets, LLC has limited experience in conducting public equity offerings.

We have retained Lane Capital Markets, LLC to serve as the underwriters’ representative in our initial public offering. While John D. Lane, the Chairman and Chief Executive Officer of Lane Capital Markets, has an extensive investment banking background and experience, Lane Capital Markets, as an entity, has only co-underwritten one prior public equity offerings. The inexperience of Lane Capital Markets may deter investors from investing, which could result in lower dispersion of the units and a less active trading market than could be achieved if we engaged a more experienced underwriters’ representative. This may result in lower demand for the units after the offering.

We rely on third parties to provide reliable software, systems and related services.

We depend on various third parties for technology, software, systems and related services. If for any reason one or more of these service providers becomes unable or unwilling to continue to provide services of acceptable quality, at acceptable costs and in a timely manner, our ability to deliver our product and services offering to our members could be impaired. We would have to identify and qualify substitute service providers, which could be time consuming and difficult and could result in unforeseen difficulties. Although we are confident that alternative service providers are available, we cannot assure that we will be able to obtain such services on our favorable terms as we currently receive or in a timely manner.

The operating performance of computer systems and Web servers is critical to our business and reputation.

Any system failure, including network, software or hardware failure due to a computer virus break-ins or otherwise that causes an interruption to our website could lead to reduced revenues for our business. In addition, our members depend on internet service providers, online service providers and other website operators for access to our websites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our degraded service, number satisfaction would decrease, we would likely lose revenue and our reputation could be permanently harmed.

We may issue shares of preferred stock with greater rights than our common stock.

Our articles of incorporation authorize our board of directors to issue up to ten million shares of preferred stock in one or more series and determine the price for those shares without seeking any further approval from our stockholders. Further, under Delaware law, the board of directors may at its discretion, and without stockholder approval, set the other terms of the preferred stock. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices. Any delay or prevention of, or significant payments required to be made upon, a change of control transaction or changes in our board of directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

Intense competition could reduce our market share and harm our financial performance.

An increasing number of financial news and information sources compete for consumers’ and advertisers’ attention and spending. We expect this competition to continue to increase. We compete for advertisers, readers, staff and outside contributors with many types of companies.

Our ability to compete depends on many factors, including the originality, timeliness, comprehensiveness and trustworthiness of our content and that of our competitors, the ease of use of services developed either by us or our competitors and the effectiveness of our sales and marketing efforts.

Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies (including offering their financial news for free) and make more attractive offers to existing and potential employees, outside contributors, strategic partners and advertisers. Our competitors may develop content that is equal or superior to ours or that achieves greater market acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully for advertisers, readers, staff or outside contributors, which could materially adversely affect our business, results of operations and financial condition. Increased competition could result in advertising price reductions, reduced margins or loss of market share, any of which could materially adversely affect our business, results of operations and financial condition.

We also compete with other web sites, television, radio and print media for a share of advertisers’ total advertising budgets. If advertisers perceive the Internet or our web site to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on our web site. See “Business—Competition”.

Increases in paper prices or postal rates could adversely affect our operating performance.

Paper costs are a substantial component of the manufacturing expenses of our publishing business and the direct marketing expenses of our online business. The market for paper has historically been cyclical, resulting in volatility in paper prices. An increase in paper prices could materially adversely affect our operating performance unless and until we can pass any increases through to our advertisers.

The cost of postage also affects the profitability of ValueRich Magazine. An increase in postage rates could materially adversely affect our operating performance unless and until we can pass the increase through to our advertisers.

Our online operations are subject to security risks and systems failures.

Security risks.

Online security breaches could materially adversely affect our collective businesses, financial condition or results of operations. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials in particular. In offering online payment services, we may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that we use to protect our consumers’ transaction data. In addition, experienced programmers or “hackers” may attempt to misappropriate proprietary information or cause interruptions in our services which could require us to expend significant capital and resources to protect against these problems.

Other system failures.

The uninterrupted performance of our computer systems is critical to the operations of our Internet sites. We may have to restrict access to our Internet sites to solve problems caused by computer viruses or other system failures. Our customers may become dissatisfied by any systems disruption or failure that interrupts our ability to provide our content. Repeated system failures could substantially reduce the attractiveness of our Internet site and/or interfere with commercial transactions, negatively affecting our ability to generate revenues. Our Internet sites must accommodate a high volume of traffic and deliver regularly updated content. Our sites have, on occasion, experienced slower response times and network failures. These types of occurrences in the future could cause users to perceive our web sites as not functioning properly and therefore induce them to frequent Internet sites other than ours. In addition, our customers depend on their own Internet service providers for access to our sites. Our revenues could be negatively affected by outages or other difficulties customers experience in accessing our Internet sites due to Internet service providers’ system disruptions or similar failures unrelated to our systems.

If we are unable to generate revenues from advertising and sponsorships, or if we were to lose our large advertisers or sponsors, our business would be harmed.

If companies perceive ValueRich Magazine or iValueRich.com to be a limited or ineffective advertising medium, they may be reluctant to advertise in our products or be a sponsor of our company. Our ability to generate significant advertising and sponsorship revenues depends upon several factors, including, among others, the following:

• our ability to maintain a large, demographically attractive reader base for ValueRich Magazine or subscriber base for iValueRich.com;

• our ability to maintain attractive advertising rates;

• our ability to attract and retain advertisers and sponsors; and

• our ability to provide effective advertising delivery and measurement systems.

Our advertising revenues are also dependent on the level of spending by advertisers, which is impacted by a number of factors beyond our control, including general economic conditions, changes in consumer purchasing and viewing habits and changes in the retail sales environment. Our existing competitors, as well as potential new competitors, may have significantly greater financial, technical and marketing resources than we do. These companies may be able to undertake more extensive marketing campaigns, adopt aggressive advertising pricing policies and devote substantially more resources to attracting advertising customers.

The Company must be able to adapt to rapidly changing market trends and technologies in order to continue offering its clients a viable business service.

The Company’s success will depend largely upon its ability to monitor rapidly changing technologies and market trends and to adapt its publications and services to meet the evolving information needs of existing and emerging target clients. The process of internally researching and developing, launching, gaining acceptance and establishing profitability for a new publication or service, or assimilating and marketing an acquired publication or service, is inherently risky and costly. New publications typically require several years and significant investment to achieve profitability. There can be no assurance that the Company’s efforts to introduce new or assimilate acquired publications or services will be successful or profitable. In addition, the Company has invested in certain Internet services that are not yet revenue optimized. The Internet is still in the relatively early stages of development as a commercial medium, and there can be no assurance that these services will be successful or profitable. Costs related to the development of new publications and services are expensed as incurred and, accordingly, the Company’s profitability from year to year may be adversely affected by the number and timing of new product launches.

Some of the Company’s business services compete in a highly competitive market.

Certain of the business lines in which the Company is engaged are highly competitive and certain of the Company’s competitors are larger and have greater financial resources than the Company. There can be no assurance that the Company will be able to continue to compete successfully or that such competition will not have a material adverse effect on the Company’s business or financial results.

If we are unable to attract or retain qualified editorial staff and outside contributors, our business could be adversely affected.

Our future success depends substantially upon the continued efforts of our editorial staff and outside contributors to produce original, timely, comprehensive and trustworthy content. We may not be able to retain existing contributors or attract additional highly qualified writers in the future. If we lose the services of a significant number of our editorial staff and outside contributors or are unable to continue to attract additional writers with appropriate qualifications, our business, results of operations and financial condition could be materially adversely affected.

We may be exposed to liability over privacy concerns.

Despite the display of our privacy policy on our website, any penetration of our network security or misappropriation of our customers’ personal or credit card information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation, which could divert management’s attention from the operation of our business and result in the imposition of significant damages. In addition, the Federal Trade Commission and several states have investigated the use by Internet companies of personal information. In 1998, the U.S. Congress enacted the Children’s Online Privacy Protection Act of 1998. The Federal Trade Commission recently promulgated final regulations interpreting this act. We depend upon collecting personal information from our customers and we believe that the regulations under this act will make it more difficult for us to collect personal information from some of our customers. Any failure to comply with this act may make us liable for substantial fines and other penalties. We could also incur expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

The profitability and success of our trade shows and conferences could be adversely affected if we are unable to obtain desirable dates and locations or are unable to increase the size of our events.

We increasingly compete for desirable dates and venues for our expos. As this competition intensifies, we may be unable to schedule important engagements. If we are unable to obtain desirable dates and venues for events, the profitability and future success of these events could be adversely affected. In addition, we may desire to increase the size of our trade shows and conferences to take advantage of increasing demand in the future. If we are unable to secure larger venues with suitable exhibit space to accommodate this demand, the growth of our trade shows and conferences business could be adversely affected.

We may not be able to protect our intellectual property, and we may be liable for infringing the intellectual property of others.

Third parties may infringe or misappropriate our intellectual property, which could have a material adverse effect on our business, results of operations or financial condition. While we enter into confidentiality agreements with our material employees, guides, consultants and strategic partners, and generally control access to and distribution of our proprietary information, the steps we have taken to protect our intellectual property may not prevent misappropriation. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is still evolving.

Third parties may assert infringement claims against us. From time to time in the ordinary course of business we expect to be subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us and our subsidiaries to significant liability for damages. In addition, even if we and our subsidiaries prevail, litigation could be time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our and our subsidiaries’ ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

DILUTION

The difference between the initial public offering price per unit and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our common stock. At December 31, 2005, our net tangible book value was a deficiency of ($483,678), or approximately $(0.01) per share of common stock. After giving effect to the sale of 2,000,000 units offered hereby, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at December 31, 2005 would have been $5,716,322 or $0.11 per share, representing an immediate increase in net tangible book value of $0.12 per share to the existing stockholders and an immediate dilution of $3.39 per share or 97% to new investors.

The following table illustrates the dilution to the new investors on a per-share basis:

Initial public offering price		$3.50
Net tangible book value per share before offering	$(0.01)
Increase in net tangible book value per share attributable to new investors	$0.12
Pro forma net tangible book value per share after offering		$0.11
Dilution to new investors		$3.39

The following table summarizes the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from ValueRich, Inc., the total cash consideration paid, and the average cash consideration per share of common stock paid, assuming all units offered in this memorandum are sold:

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing Stockholders	4,917,633	96.09%	$297,542	4.08%	$0.01
New investors	2,000,000	3.91%	7,000,000	95.92%	$3.50

Total	6,917,633	100.00%	$7,297,542	100.00%

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, as amended, we filed with the Securities and Exchange Commission a registration statement on Form SB-2, of which this prospectus is a part, covering the securities in this offering. As permitted by rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the Securities and Exchange Commission’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549 and on the Securities and Exchange Commission’s Internet site at http://www.sec.gov. You also may request a copy of the registration statement and these filings by writing or calling us at 1804 N. Dixie Highway, Suite A, West Palm Beach, Florida, telephone number (561) 832-8878.

We will, upon completion of the offering, be subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, will file reports and other information with the Securities and Exchange Commission. Such reports and other information may be inspected and copied at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C., 20549.

USE OF PROCEEDS

The net proceeds from the sale of 2,000,000 units offered hereby are estimated to be approximately $6,300,000 ($7,145,000 if the underwriters’ over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us.

We intend to use the net proceeds from this offering as set forth in the following table:1

Use	Amount
To increase the number of small-cap financial expos	$1,000,000
To increase circulation and number of issues of ValueRich magazine	$1,000,000
To promote the membership-based on-line community ivaluerich.com	$1,000,000
Working Capital	$3,300,000

(1) Assumes no exercise of warrants or over-allotment option.

We anticipate that, based on our current plans and assumptions relating to its operations, that the net proceeds of this offering, together with existing resources and cash generated from operations will be sufficient to satisfy our contemplated cash requirements for at least the 12 month period subsequent to the completion of the offering. There can be no assurance, however, that our cash requirements during this period will not exceed our available resources.

The allocation of the net proceeds of this offering set forth above represents our best estimates based upon our current plans and certain assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use a portion thereof for other purposes.

Proceeds not immediately required for the purposes described above will be invested in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade short-term, interest bearing instruments.

Any additional proceeds received upon exercise of the underwriters’ over-allotment option will be added to working capital. There can be no assurance that the underwriters’ over-allotment option will be exercised.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Overview and Background

We were incorporated under the laws of the state of Florida on July 11, 2003. On March 3, 2006, we reincorporated in the state of Delaware. We operate various online and offline media-based properties for corporate and financial professionals. Our properties include i) iValueRich.com, ii) ValueRich magazine and iii) the ValueRich Small-cap Financial Expo. iValueRich.com is a global online community providing a complete range of practical business solutions for all public companies and the millions of industry related businesses and professionals that seek to do business with each other. The small-cap financial expo is a unique expo-style financial conference format for small-cap public companies to showcase their products and services and have continuous access to investment bankers and buy-side professionals. ValueRich magazine is published quarterly and is a glossy full-color magazine of approximately 120 pages that is geared toward an affluent readership of investment related professionals and corporate leaders.

Our corporate mission is to create the world’s largest community of Wall Street professionals and small-cap public company executives. To accomplish this we will use our online and offline properties, including our global Internet community, print publishing and large-scale financial events to connect the corporate and financial professionals that make up the securities industry. We seek to accomplish this through our integrated portfolio of products and services that we now provide for the small public capitalization market place.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financials statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The only critical accounting policy is the recognition of revenue. Revenues are recognized in the period that services are provided. For revenue from product sales, we recognize revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB104”), which superseded Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. We defer any revenue for which the product has not been delivered or is subject to refund until such time that we and the customer jointly determine that the product has been delivered or no refund will be required. Payments received in advance are deferred until the product is delivered or service is rendered. SAB 104 incorporates Emerging Issues Task Force 00-21 (“EITF 00-21”), “Multiple-Deliverable Revenue Arrangements.” EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on our financial position and results of operations was not significant.

The preparation of our financial statements also requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities, although we do not consider those estimates to represent critical accounting policies. For a description of those estimates, see Note 2, Summary of Significant Accounting Policies, contained in the explanatory notes to our financials statements included elsewhere in this prospectus. On an ongoing basis, we evaluate our estimates, including those related to reserves, impairment of long-lived assets and value of our stock issued for services. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Results of Operations

Year ended December 31, 2005 compared to December 31, 2004

Revenue for the year ended December 31, 2005 increased by $1,274,126 or 273.6% from $465,643 for the year ended December 31, 2004 to $1,739,769 for the year ended December 31, 2005. The increase is principally due to an increase in the number of expos and an increase in advertising.

Cost of goods sold for the year ended December 31, 2005 increased by $610,667 or 169.6% from $360,019 for the year ended December 31, 2004 to $970,686 for the year ended December 31, 2005. The increase is principally due to the increase in revenue. Cost of goods sold as a percentage of revenue for the years ended December 31, 2005 and 2004 was 55.8% and 77.3%, respectively. The decrease in cost of goods sold as a percentage of revenue is principally due to costs remaining the same while revenues increased.

General and administrative expenses for the year ended December 31, 2005 increased by $565,671 or 122.3% from $462,643 for the year ended December 31, 2004 to $1,028,314 for the year ended December 31, 2005. The increase in general and administrative expenses is principally due to corporate growth.

Interest expense for the year ended December 31, 2005 increased by $29,595 or 94.0% from $31,477 for the year ended December 31, 2004 to $61,072 for the year ended December 31, 2005. The increase in interest expense is due to the increase in outstanding debt.

Net loss for the year ended December 31, 2005 decreased by $67,223 or 17.3% from $387,525 for the year ended December 31, 2004 to $320,302 for the year ended December 31, 2005. The principal reason for the decrease in the net loss was due to higher revenue offset by higher general and administrative expenses.

Liquidity and Capital Resources

Since our inception we have financed our operations from the sale of common stock, the issuance of convertible notes payable and officer advances. We expect the cash on hand along with the cash generated from royalty revenue will be sufficient for us to continue our operations for the next 12 months. However, in order for us to execute our business plan, we will require significant equity capital to be raised over the next 12 months. We plan to raise approximately $6.3 million in equity capital from the offering in this Prospectus which we believe will allow us to (i) host two large-scale expos; (ii) host at least two smaller, scaled-down expos; (iii) publish four issues of ValueRich magazine; and (iv) host iValuerich.com

CAPITALIZATION

The following table sets forth our actual capitalization at December 31, 2005, and as adjusted to give effect to the sale of the common stock offered hereby and application of the net proceeds of the offering as set forth at “Use of Proceeds”. This table should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

	December 31, 2005
	Actual	As Adjusted(1) (unaudited)
Convertible Notes Payable and Long-term debt	$586,700	$586,700
Common stock, $0.001 par value, 100,000,000 shares authorized, 4,917,633 shares issued and outstanding, actual: 6,917,633 shares outstanding, as adjusted (1)	49,176	51,176
Preferred stock, $.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	—	—
Paid-in capital	248,366	6,446,366
Retained earnings (deficit)	(781,220)	(781,220)

Total stockholders’ equity (deficit)	(483,678)	5,716,322

Total capitalization	$103,022	$6,303,022

(1) Gives effect to the sale of 2,000,000 units in this offering, net of expenses, and the application of the estimated net proceeds therefrom. It excludes potential proceeds from the overallotment option, the exercise of warrants contained in the units, and the exercise of the underwriter’s warrants.

DIVIDEND POLICY

We have not paid any cash or other dividends on our common stock since our inception and do not anticipate paying any such dividends in the foreseeable future. We intend to retain any earnings for use in our operations and to finance the expansion of our business.

OUR BUSINESS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those risk factors set forth in this prospectus. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Our corporate mission is to create the largest community of Wall Street professionals and small-cap public company executives. To accomplish this we intend to use our online and offline properties, including our global Internet community, print publishing and large-scale financial expos to connect the corporate and financial professionals that make up the securities industry.

We seek to accomplish this through our integrated portfolio of products and services that we now provide for the small cap market place. These products include: (i) iValueRich.com, an interactive Internet-based community that is intended to provide each member with a networking Web space as well as valuable matching resources and networking tools; (ii) ValueRich Small-cap Financial Expo events; and (iii) publishing and distributing ValueRich magazine.

The Need

We define the smallest 70% of all public companies as small capitalization (small-cap) public companies. We define buy-side professionals as individuals and financial institutions that are likely to buy securities for investment management, including money managers, fund managers, institutional investors, hedge funds and mutual fund firms. We believe that recent economic events and regulatory actions pose more challenges now than ever before for these market participants. These events include the stock market downturn beginning in 2000, The Sarbanes-Oxley Act of 2002, reduction in trading margins, the emergence of on-line trading, the consolidation of brokerage houses, the divestment of research and analyst positions by investment banks and the increased self-regulation by the exchanges.

All of these events have made it more difficult and expensive for small capitalization companies to raise the capital necessary for implementation of their business plan. For instance, the Sarbanes-Oxley Act of 2002 increased the operating costs for public companies including professional fees, liability insurance fees and premiums, and directors’ fees. Additionally, many investment bankers and fund managers working for large firms have internal controls in place preventing them from addressing stocks under a certain market capitalization. Many brokerage firms are now unwilling to write research for small capitalization companies due to the potential liability risks.

These recent developments have served to broaden the gap between small capitalization public companies that are seeking capital and market exposure (the demand) and investment banks and other financial entities that still seek appropriate investment opportunities and associated fees (the supply). ValueRich was formed to bridge this gap.

Our www.iValueRich.com, The Small-Cap Web Community

iValueRich.com is global Internet community where members ranging from public companies, private companies, investment banks, research analysts, investor relations, money/fund managers, stock brokers, institutional investors, private accredited investors, lawyers, accountants, exchanges, and other industry professionals can post their financing needs, products, service; make and manage connections and initiate deals using the proprietary online software that we provide. The ValueRich Internet community features comprehensive member profiles that can be searched based on financial data, industry classifications, specialties, geographic regions and other criteria. iValueRich.com also contains other valuable resources and tools for community members. Participants will have the ability to post articles, press releases, events, analyst reports and message board comments.

We expect our highly motivated corporate and financial members to initiate contact with each other by posting a variety of financing opportunities such as initial public offerings (IPO’s), secondary public offerings, direct public offerings (DPOs), reverse mergers, private placements, private investment in public equities (PIPES) and special purpose acquisition companies (SPACS). We also expect financial transactions and business development to be initiated and facilitated on this Internet community. We have specifically designed search, matching and contact management tools, as well as announcement boards and news feeds to help the industry accomplish these goals more efficiently and at greatly reduced costs.

Members of iValueRich.com have complete control over their profile pages and can set up filters for alerts and notifications from specific community members and/or member categories after completing a short registration form setting forth their desired criteria and investment objectives. This registration form will also confirm investor status for the purposes of maintaining all regulatory compliance with regards to accredited status and/or industry professionals. Members will be able to make multi-media file presentations and find, manage and invite other members to groups and projects. They can elect to receive e-mail digests and alerts from iValueRich.com when specific events occur, such as when participating banks are offering or undertaking financings for public and private companies.

We also plan for members to receive complimentary admittance and reduced fees for exhibiting and sponsorship packages at ValueRich Expo events as well as reduced advertising rates in ValueRich magazine and complimentary subscriptions.

The growing ValueRich opt-in database currently containing more than 50,000 of magazine readership, banks, Wall Street partners, conference sponsors, thousands of public and private companies, and thousands of Wall Street related professionals. We believe that, through marketing our various properties, we are positioning ourselves as an industry-wide entity with concrete solutions addressing the financing needs of public and private companies. iValueRich.com provides a structured and efficient online environment for banks, funds, institutional investors and services to connect 24/7 on a global basis and initiate deals with public companies, and private companies looking to become public, based on their financing needs.

The website includes at least ten areas of activity and interest:

• News — news about the small capitalization market provided by a financial content provider and press releases submitted by participant companies.

• Presentations — members will be able to create, post and invite viewers to multimedia financial presentations, proposals and offerings.

• Expos — a direct link to information, and interactive forms for our expos.

• Events — member profile page and site-wide calendars containing ValueRich events, industry events, online events and meetings.

• Member Search — a custom searchable directory of all Web community members based on their associated profile information.

• Magazine — a direct link to the content of ValueRich magazine and opportunities for placing advertisements or articles in the magazine.

• Transactions — a list of current small capitalization investment banking transactions and securities offerings.

• Investment Bank and Market Connections — a direct link to financial sourcing services, exchanges, market makers and investor resources.

• Services — a direct link to member service providers and consultants.

• Groups and Projects — members can create and manage their own groups with message boards and e-mail lists for facilitating business.

We expect to benefit from the interactive flow of commerce and financing queries through subscription and site membership fees for access to iValueRich.com as well as some “ala carte” fees for specific valuable research and matching services. We also intend to benefit from selling Internet advertising to reach the demographic this unique and influential business community offers.

Our ValueRich Small Cap Financial Expos

We have developed a unique large-scale expo-style financial conference model in which 70 to 100 public companies are showcased in 10 ′ by 10 ′ hard wall office-style suites to thousands of participating and attending investment bankers and buy-side professionals. We refer to our conferences as being “expos” or “expo-style” because our exhibiting companies are able to showcase and demonstrate their products and services as well as present their financial information to, and meet with, multiple investment bankers that specialize in small capitalization finance. These events include a “Bankers’ Row” — a dedicated section of the conference where exhibiting companies and the investment banks can have pre-arranged meetings to explore investment banking opportunities.

This is financial conference format is absolutely unique in the industry in that it offers:

• Open attendance policy actively seeking industry-wide participation attendance

• Unrestricted and transparent access to public company officers on the expo floor for the entire event

• Access to multiple investment banks under one roof

• A high-energy B2B development and networking environment

• One page independent research report, distributed to qualified attendees in the Expo guide

• Public company and investment bank tombstone ads in ValueRich magazine

We have already hosted three large-scale ValueRich Small-cap Financial Expos: one at the Palm Beach County Convention Center in Palm Beach, Florida on March 9, 2005 through March 12, 2005; one at the Jacob Javitz Center in New York City on September 14, 2005 and September, 15 2005 and one at the Hotel Intercontinental in Miami, Florida on March 8, 2006 and March 9, 2006. We plan to host a similar expo at the Wynn Resort in Las Vegas, Nevada on October 25, 2006 and October 26, 2006. We also plan to hold smaller versions in the near future at luxury business hotels that are targeted to specific industries or geographic regions. Our goal is to host two large-scale Expos as well as at least two smaller Expos on an annual basis. No assurance can be given, however, that we will be able to sponsor any set number of expos. We select our events locations with consideration to seasonality and available leisure activities. Our conference in Palm Beach, Florida included a ValueRich hosted golf tournament at the PGA National Resort & Spa. Just like ValueRich magazine, our Expos include a lifestyle component. Some of the sponsors at Expos to date have included companies like Bombay Sapphire, Steinway & Sons, Audemars Piguet Fine Timepieces and the Miami Dolphins football team. We generate revenue at our conferences from three sources:

• Fees from exhibiting companies. Currently the fee for an exhibiting company is $9,000. This fee entitles each exhibiting company to a 10 ′ by 10 ′ hard wall suite, a break-out company financial presentation, four full-access expo passes and a full-page company financial profile in the Expo Guide;

• Expo sponsorships. We offer a limited number of sponsorships that provide high visibility at the Expo. Three levels of sponsorship are currently being offered — up to eight platinum sponsorships at $45,000 each; up to eight gold sponsorships at $30,000 each; and up to 12 silver sponsorships at $20,000 each. The benefits of sponsorship include larger display areas, placement of the company name and logo on all printed Expo materials and the Expo website, complimentary press coverage, event hosting opportunities and additional Expo passes;

• An attendee admission fee of $395 is charged for attending individuals that have not received Expo passes in connection with a presenting company or sponsor. Our attendees include buy-side professionals, public company executives, money managers and fund managers.

It is also important to note that ValueRich is an independent company and not affiliated with any particular investment bank or brokerage firm. Most other financial conferences are invitation only events that are hosted by individual investment banks or brokerage firms. They do not invite the competition. We believe closed events limit the investment banking contacts a company can make and inhibit business development opportunities. ValueRich heavily engages sponsors, marketing partners, affiliates and multiple banks as co-hosts of our events. Our independence has allowed us to bring together some of the largest groups of competing banks and Wall Street companies ever — raising the energy level and increasing business development results.

Our ValueRich Magazine

We publish the national quarterly, ValueRich magazine. It is a glossy full-color magazine of approximately 120 pages that is geared toward an affluent readership of 53,000 investment related professionals and corporate leaders of small capitalization public companies. The magazine features luxury items, exotic travel, fine dining, great entertainment, unique products and feature stories about groundbreaking people and events. The magazine also includes business and financial topics relevant to small capitalization companies.

ValueRich magazine offers public companies the opportunity to highlight their products and services through “Company Connect” articles and clearly state their business and investment banking objectives with advertisements in the Marketplace portion of the magazine.

The magazine has complimentary distribution to thousands of small capitalization public company officers, and other professionals focused on the small capitalization public market, including investment bankers, buy-side professionals, money managers, attorneys, accountants and business consultants. We believe the small capitalization financial market offers a highly sought after demographic group, and that ValueRich is currently the only magazine that specifically targets this demographic group with a high quality business, finance and lifestyle magazine. We currently publish ValueRich magazine four times per year, but plan to begin publishing it soon on a bimonthly basis beginning in January 2007. The magazine was first published in the spring of 2004, and we have published seven editions since then.

ValueRich carries conventional advertising. Display advertisement ranges from one-quarter to one full page plus special units (i.e., spreads, gatefolds or inserts). ValueRich advertisers are typically businesses that market products nationally to high net worth individuals. Our advertisers have included a range of lifestyle companies like Westport Yachts, Steinway & Sons, Champion Porsche, Abercrombie and Kent Destination Clubs, Bombay Gin and Audemars Piguet Fine Timepieces as well as financial and business companies such as Standard and Poors, EDGAR Online and others.

ValueRich’s content can also be accessed on our website, www.valuerichonline.com.

We generate magazine revenue from five sources:

• Advertising: Our readership demographic is attractive to luxury lifestyle AND business/financial companies. The current page rate for a full color full-page ad is $6,000.

• Company Connect Articles: These articles profile small capitalization public companies and appear in a dedicated section of the magazine. The articles are a minimum of two pages and highlight a company’s strengths, strategies and vision. Each article includes a sidebar with a company’s contact information, website address and ticker symbol to provide readers easy access. Company Connect articles are written by ValueRich contributing business writers with input and final approval from the top officers of the subject company. We currently have approximately five contributing business writers. We currently charge $12,000 for a two page Company Connect article.

• Other Paid-for Articles: We also offer advertorial articles that provide an in-depth look at a company and its distinctive product and service offerings. These articles generally run several pages and include high quality photos. These paid-for features are written by ValueRich contributing writers with input and final approval from the subject company.

• Article Reprints: We also generate revenue from article reprints due to the large amount of business related content in the magazine.

• Inclusion in the ValueRich Marketplace: Companies can purchase a financial display notice in the ValueRich Marketplace section, located in the business section of each issue. The current charge for inclusion in the ValueRich Marketplace is $2,000 per issue.

Our Sales Strategy

We employ a team of five in-house sales representatives and a vice-president of sales. Each representative is assigned a territory for prospecting initiatives on a database system. The prospect of 8,000 small capitalization public companies was generated by uploading contact information from various exchanges and quotation services. We believe this information is reasonably accurate given the minimal number of ValueRich magazines being returned and the results of the sales team’s phone prospecting initiatives.

Our marketing initiatives include telemarketing sales calls, e-mail blasts and direct-mail campaigns to the target markets of public company management, buy-side professionals, and potential sponsors. In order to increase the quality and quantity of our e-mail distributions, we often form strategic partnerships with established companies. For example, in return for a reduced sponsorship fee at a recent expo, we partnered with Insight Communications Inc. to distribute six co-branded e-mail blasts to 1 million of their subscribers for a total of 6 million. We have also partnered in the past with EDGAR Online.

To increase opt-in participation in our database, all sales calls and offerings, whether they be for Expo exhibition, sponsorship or advertising, include a variety of options at different price points including, options like “Company Connect” articles in ValueRich magazine, subscriptions to iValueRich.com and ultimately ending with a complimentary opt-in subscription to the magazine.

We expect that the iValueRich.com Internet community will initially be populated through sales campaigns to our database, industry partnerships and viral marketing. Eventually, we expect additional exponential growth from members inviting other business associates and clients to facilitate business, as well as industry awareness from word of mouth and press coverage. We also expect the growth and steady activity of the iValueRich.com community to significantly increase our marketing effectiveness and add to the bottom line of the ValueRich Small-cap Financial Expo events as well as ValueRich magazine revenues.

To our knowledge we are the only company to create publications, Expo events and an Internet community for small-cap public companies and the Wall Street institutions, banks, and services that serve them. If achieved, the full potential of our total business strategy would be to become the single largest source for efficiently connecting public companies with Wall Street financial and securities related services — ValueRich would also become a premium media resource for advertising to this very significant and affluent market demographic.

DIRECTORS AND EXECUTIVE OFFICERS

The directors, officers and key personnel of the company are as follows:

Name	Age	Position
Joseph Visconti	41	Chairman, President and CEO
Michiaki (Mike) Tsurumi	61	Director
David Willson	53	Editor in Chief of ValueRich Magazine
Gregg W. Lowenstein	40	Vice-President of Sales
Liza Grant Smith	32	Managing Editor of Valuerich Magazine
Michael J. Chalhub	37	Controller
Reed Smith	30	Chief Technology Officer

The business experience, principal occupations and employment of each of the above persons during at least the last five years are set forth below.

JOSEPH VISCONTI. Mr. Visconti has been the President, Chief Executive Officer and Chairman of he Board of Directors of ValueRich, Inc. since its inception in July 2003. He has extensive experience in development and management of both public and private companies. In 1991, Mr. Visconti was the founding partner of Joseph Charles & Assoc., Inc. (JCA). JCA was a NASD securities firm focusing on the retail brokerage business for individual and institutional clients. JCA was also a regional participant in the funding of small to mid-cap companies through its investment banking team of professionals. Mr. Visconti was President and Chief Executive Officer of JCA from its inception to the closing of the company in November 2000. Mr. Visconti formed, managed, and ran all aspects of the firm; he built the firm to over 400 people in 10 different cities. Mr. Visconti oversaw its investment banking business, which was responsible for raising capital for over 26 public and private companies and raised more than $250,000,000 for these companies.

MICHIAKI (MIKE) TSURUMI. Mr. Tsurumi has been serving as a member of the board of directors of ValueRich, Inc. since_June 2006.. He worked with Sony Corporation in various capacities for nearly 40 years. Mr. Tsurumi most recently headed up Sony Europe GmbH as President until his retirement in 2004. During this time he oversaw 8.4 billion euro revenue growth in just three years, and oversaw 13,000 employees. While serving as the President of Sony Broadcast Media Co. Ltd. and later as Corporate Officer in charge of Broadcast and Telecommunication Services, Mr. Tsurumi has acquired experience in portfolio management, infrastructure building for e-business, and marketing and sales experience on a global scale. Mr. Tsurumi is an Advisor Professional to Solutions Europe, a division of Sony Europe. Currently residing in Germany, Mr. Tsurumi holds a law degree from Keio University, Tokyo, Japan.

DAVID WILLSON. Mr. Willson has been Editor in Chief of ValueRich magazine since July 2003 After a successful career as an advertising creative director, he began a career in publishing by joining American Media Inc. (AMI), publisher of the National Enquirer, as a member of a select team established to develop new mass-market publications. At AMI he participated in the launch of Soap Opera Magazine and Country Weekly Magazine as well as developing concepts for niche publications and special issues. Mr. Willson has been responsible for launching or revamping ten publications which have covered a wide variety of subject matter, including lifestyle, entertainment, business and news. He has received numerous awards from Publishing & Production Executive, Communication Concepts, American Society of Business Press Editors, the Florida Magazine Association, Printing Impressions, Printing Industries of America, American Society of Association Executives and Association Trends. He has been honored with three Florida Press Club awards for his work as a political cartoonist.

GREGG W. LOWENSTEIN. Mr. Lowenstein has been our Vice-President of Sales since August 2004. In that position, he is responsible for the direct sales and business development activities for ValueRich magazine and our financial expos. He directs all aspects of tradeshow and advertising sales. Mr. Lowenstein has experience in the publishing, advertising and technology markets as well as business to business development. Mr. Lowenstein received an MBA from Rensselaer Polytechnic Institute in 1995 and a bachelor’s degree from the University of Bridgeport in 1987.

LIZA GRANT SMITH. Ms. Smith has been the Managing Editor of ValueRich Magazine since June 2006. She has been a freelance writer and editor since August 2004. Prior thereto, and beginning in August 1999, Ms. Smith was marketing coordinator at Wachovia Corporation, where she performed market, industry and company research to identify issues relating to corporate funding opportunities. Ms. Smith graduated from Wake Forest University in May 1996 with a Bachelor of Science Degree.

MICHAEL J CHALHUB, CPA, has been the Controller of ValueRich, Inc. since June 2006. He has been a financial consultant since 2002 providing executive management services including financing and operational management. Prior thereto, and beginning in 2000, Mr. Chalhub was Chief Financial Officer of Cenetec Ventures, LLC, a venture capital group specializing in the commercialization of early-stage technologies.

REED SMITH, has been our Chief Technology Officer since March 2006. Prior thereto, and beginning in September 2003, Mr. Reed was Lead Technology Officer at AMI Events where he designed and implemented an Object Orientated N-tier event management system in PHP and MySQL. Prior thereto, beginning in June 1998, Mr. Reed was Ecommerce Director and Lead Programmer at Mitchel Vitale Group.

Employees

We currently have 10 full-time employees and approximately 10 free-lance individuals that focus on sales, marketing, design, editorial and pictorials for us.

Company Facilities

We currently lease an office in West Palm Beach, Florida of approximately 1,700 square feet at $19 per square foot.

LITIGATION

From time to time, we may be involved in various claims, lawsuits, and disputes with third parties incidental to the normal operations of the business. As of the date of this prospectus, we are not aware of any material claims, lawsuits, disputes with third parties or the like that would have any material affect on our business.

AVAILABLE INFORMATION

We have agreed to provide to each prospective investor and any of its representatives, the opportunity to inspect additional documents of ours and to inquire and receive answers from us concerning us or the terms and conditions of this offering to the extent we possess or can acquire that information without unreasonable effort or expense. Any inquiries regarding this offering or requests for information, or requests to examine any documents, should be directed to ValueRich, Inc., 1804 N. Dixie Highway, Suite A, West Palm Beach, Florida 33407. Our telephone number at that address is 561-832-8878.

Directors’ Term of Office

Directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by our board of directors and serve at the discretion of the board of directors.

Audit Committee and Audit Committee Financial Expert

In June 2006, we established an audit committee of the board of directors, which consists of Joseph Visconti and Michiaki Tsurumi, who serves as a chairman of the committee. The board of directors has determined that Mr. Tsurumi is a financial expert. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

• Reviewing and discussing with management and the independent accountants our annual and quarterly financial statements;

• Directly appointing, compensating, retaining, and overseeing the work of the independent auditor;

• Approving, in advance, the provision by the independent auditor of all the audit and permissible non-audit services;

• Establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

• The right to engage and obtain assistance from outside legal and other advisors as the audit committee deems necessary to carry out its duties;

• The right to receive appropriate funding from us to compensate the independent auditor and any outside advisors engaged by the committee and to pay the ordinary administrative expenses of the audit committee that are necessary or appropriate to carrying out its duties; and

• Unless assigned to a comparable committee or group of independent directors, they must review and approve all related party transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Neither our sole director and executive officer nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of our common stock, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons, has any material interest, direct or indirect, in any transaction, or series of transactions, that we have entered into since our incorporation or any proposed transaction or series of transactions worth over $60,000 per year, except that our Chairman, Chief Executive Officer and President, Mr. Visconti, has loaned the Company approximately $90,000, of which $15,000 has been paid back.

EXECUTIVE COMPENSATION

The following table discloses the compensation we paid to our officers for services rendered during the fiscal years ended December 31, 2005 and 2004.

SUMMARY COMPENSATION TABLE

Annual Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation	Securities Underlying Options/ SARs	All Other Compensation($)
Joseph Visconti, Chairman, President and Chief Executive Officer	2005 2004	52,130 35,000	— —	— —	— —	— —
David A. Wilson, Editor in Chief	2005 2004	54,375 14,000	— —	— —	— —	— —
Greg W. Lowenstein, Vice President of Sales	2005 2004	74,639 27,884	9,250 —	49,523 —	— —	— —

In April 2006, we adopted the ValueRich, Inc. Incentive Stock Option Plan (the “Plan”) to promote our long-term growth and profitability of by (i) providing our key directors, officers and employees with incentives to improve stockholder value and contribute to our growth and financial success and

(ii) enable us to attract, retain and reward the best available persons for positions of substantial responsibility. As described more fully below, the Plan provides for grants of options to purchase specified numbers of shares of Common Stock at predetermined prices.

The following discussion represents only a summary of certain of the plan terms and is qualified in its entirety by reference to the complete plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Shares Available; Maximum Awards; Participants. A total of 5,000,000 shares of the Company’s Common Stock has been reserved for issuance upon exercise of options granted pursuant to the Plan. The Plan allows the Company to grant options to employees, officers and directors of the Company and its subsidiaries; provided that only employees of the Company and its subsidiaries may receive incentive stock options under the Plan. The Company has granted a total of 1,500,000 options as of the date of this prospectus.

Stock Option Features. Under the Plan, options to purchase the Company’s Common Stock may take the form of incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or nonqualified stock options (“NQSOs”). As required by Section 422 of the Code, the aggregate fair market value (as defined in the Plan) of shares of Common Stock (determined as of the date of grant of the ISO) with respect to which ISOs granted to an employee are exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to NQSOs.

Initially, each option will be exercisable over a period, determined by the Board of Directors of the Company, in its discretion, of up to ten years from the date of grant. Options may be exercisable during the option period at such time, in such amounts, and in accordance with such terms and conditions and subject to such restrictions as are determined by the Board and set forth in option agreements evidencing the grant of such options; provided that no option may be exercisable less than six months from its date of grant.

The exercise price of options granted pursuant to the Plan is determined by the Board, in its discretion; provided that the exercise price of an ISO may not be less than 100% of the fair market value (as defined in the Plan) of the shares of the Company Common Stock on the date of grant. The exercise price of options granted pursuant to the Plan is subject to adjustment as provided in the Plan to reflect stock dividends, splits, other recapitalizations or reclassifications or changes in the market value of the Company Common Stock. In addition, the Plan provides that, in the event of a proposed change in control of the Company (as defined in the Plan), the Board of Directors is to take such actions as it deems appropriate to effectuate the purposes of the Plan and to protect the grantees of options, which action may include (i) acceleration or change of the exercise dates of any option; (ii) arrangements with grantees for the payment of appropriate consideration to them for the cancellation and surrender of any option; and (iii) in any case where equity securities other than Common Stock are proposed to be delivered in exchange for or with respect to Common Stock, arrangements providing that any option shall become one or more options with respect to such other equity securities. Further, in the event the Company dissolves and liquidates (other than pursuant to a plan of merger or reorganization), then notwithstanding any restrictions on exercise set forth in the Plan or any grant agreement pursuant thereto (i) each grantee shall have the right to exercise his option at any time up to ten days prior to the effective date of such liquidation and dissolution; and (ii) the Board of Directors may make arrangements with the grantees for the payment of appropriate consideration to them for the cancellation and surrender of any option that is so canceled or surrendered at any time up to ten days prior to the effective date of such liquidation and dissolution. The Board of Directors also may establish a different period (and different conditions) for such exercise, cancellation, or surrender to avoid subjecting the grantee to liability under Section 16(b) of the Exchange Act.

The shares purchased upon the exercise of an option are to be paid for by the optionee in cash or cash equivalents acceptable to the Board. In addition, the Plan provides for broker-assisted cashless exercises in the discretion of the Board of Directors.

Except as permitted pursuant to Rule 16b-3 under the Exchange Act, and in any event in the case of an ISO, an option is not transferable except by will or the laws of descent and distribution. In no case may the options be exercised later than the expiration date specified in the option agreement.

Plan Administration. The Plan will be administered by the Board of Directors, or a committee of the board if so approved by the board, in accordance with the provisions of Rule 16b-3.

The Board of Directors will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of awards and the terms and provisions relating to the exercise of the awards. The Board may interpret the Plan and may at any time adopt such rules and regulations for the Plan as it deems advisable. The Board of Directors may at any time amend or terminate the Plan and change its terms and conditions, except that, without stockholder approval, no such amendment may (i) materially increase the maximum number of shares as to which awards may be granted under the Plan; (ii) materially increase the benefits accruing to Plan participants; or (iii) materially change the requirements as to eligibility for participation in the Plan.

Accounting Effects. Under current accounting rules, neither the grant of options at an exercise price not less than the current fair market value of the underlying Common Stock, nor the exercise of options under the Plan, is expected to result in any charge to the earnings of the Company.

Certain Federal Income Tax Consequences. The following is a brief summary of certain Federal income tax aspects of awards under the Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Incentive Stock Options. An optionee will not realize taxable income upon the grant of an ISO. In addition, an optionee will not realize taxable income upon the exercise of an ISO, provided that such exercise occurs no later than three months after the optionee’s termination of employment with the Company (one year in the event of a termination on account of disability). However, an optionee’s alternative minimum taxable income will be increased by the amount that the fair market value of the shares acquired upon exercise of an ISO, generally determined as of the date of exercise, exceeds the exercise price of the option. If an optionee sells the shares of Common Stock acquired upon exercise of an ISO, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the shares is qualifying if made more than two years after the date the ISO was granted and more than one year after the date the ISO was exercised. If the disposition of the shares is qualifying, any excess of the sale price of the shares over the exercise price of the ISO would be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is not qualifying, i.e., a disqualifying disposition, the excess of the fair market value of the shares on the date the ISO was exercised over the exercise price would be compensation income taxable to the optionee at the time of the disposition, and any excess of the sale price of the shares over the fair market value of the shares on the date the ISO was exercised would be capital gain.

Unless an optionee engages in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an ISO. However, if an optionee engages in a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount of compensation income taxable to the optionee.

Nonqualified Stock Options. An optionee will not realize taxable income upon the grant of an NQSO. However, when the optionee exercises the NQSO, the difference between the exercise price of the NQSO and the fair market value of the shares acquired upon exercise of the NQSO on the date of exercise is compensation income taxable to the optionee. The Company generally will be entitled to a deduction equal to the amount of compensation income taxable to the optionee.

Employment Agreements

We do not have any employment agreements with any of our employees at this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our shares of common stock by (1) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) each of our directors, (3) our executive officers, and (4) by all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 2006, are deemed outstanding, but those shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The number and percentage of shares beneficially owned are based on 6,363,034 shares of common stock outstanding as of June 15, 2006. Each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that person, subject to community property laws, where applicable.

Name and Address (1)	Amount and Nature Of Beneficial Ownership		Percentage of Class
Joseph Visconti	3,580,000		56.2%
Michiaki Tsurumi	20,000	(2)	*
David Wilson	160,000		2.5%
Gregg Lowenstein	50,000		*
All officers and directors as a group (4 people)	3,810,000		60.1%

(1) Unless otherwise indicated, the address for each is c/o ValueRich, Inc., 1804 N. Dixie Highway, Suite A, West Palm Beach, Florida 33407

(2) Consists of 20,000 options to purchase 20,000 shares of stock exercisable within 60 days of June 15, 2006.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for any of our securities. Consequently, the initial public offering price of our units has been determined by negotiation between us and the underwriters. Factors to be considered in determining such price, in addition to prevailing market conditions, include an assessment of our prospects. The public offering price of our units does not necessarily bear any relationship to our asset value, earnings, net financial condition, or other established criteria of value applicable to us and should not be regarded as an indication of the actual value or future market price of the shares. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that the units can be resold at the public offering price.

DESCRIPTION OF SECURITIES

Our Common Stock

Authorized and Outstanding

We are authorized to issue up to 100 million shares of common stock, par value $.01 per share and 10 million shares of preferred stock, par value $.01 per share. There are 6,363,034 shares of our common stock outstanding and no shares of preferred stock outstanding as of the date of this prospectus.

Voting Rights

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the articles of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Dividends

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Delaware General Corporation Law, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Preemptive Rights

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are, and the units of common stock sold in the offering will when issued, be fully paid and non-assessable. We have not granted to date any stock options or issued any preferred stock.

Our Warrants

Each warrant to be issued as part of a unit pursuant to this offering will entitle the holder to purchase one share of common stock at an exercise price of $3.85 (110% of the public offering price of the unit) commencing at anytime after our common stock and warrants have become separately to tradable until the fifth anniversary date of this prospectus, subject to our redemption rights described below. The warrants will be issued pursuant to the terms of a warrant agreement between the warrant agent and us. We have authorized and reserved for issuance the shares of common stock issuable on exercise of the warrants.

The warrant exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or the merger or consolidation of us with or into another corporation or business entity.

Commencing one year from the date of this prospectus and until the expiration of the warrants, we may redeem all outstanding warrants, in whole but not in part, upon not less than 30 days’ notice at a price of $.10 per warrant, provided that the closing bid price of our common stock equals or exceeds $5.60 (160% of the offering price of the units) for 10 consecutive trading days. The redemption notice must be provided not more than five business days after conclusion of the 10 consecutive trading days in which the closing bid price of the common stock equals or exceeds 160% of the offering of the units. In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price.

Our Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue up to ten million shares of preferred stock, in one or more designated series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our certificate of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock.

Transfer Agent

We have retained Interwest Transfer Company, Inc. as our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we will have outstanding an aggregate of 8,363,034 shares of common stock which includes the 2,000,000 shares contained in the units offered hereby. Upon completion of the offering, the 2,000,000 shares included in the units issued in the offering will be freely transferable without restriction under the Securities Act (excluding any shares purchased in the offering by any person who is or thereby becomes our “affiliate”). All of the 6,363,034 shares outstanding immediately prior to the offering were issued in private placements without registration under the Securities Act and, therefore, are “restricted securities” as that term is defined in Rule 144 under the Securities Act.

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may sell within any three-month period a number of restricted shares which does not exceed the greater of 1% of the then outstanding shares of such class of securities or the average weekly trading volume during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about us. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not an affiliate of ours with respect to restricted securities that satisfy a two-year holding period, without regard to the volume or other resale limitations.

We are unable to predict the effect that sales under Rule 144 may have on the then prevailing market price of the common stock, but such sales may have a substantial depressing effect on such market price.

All of our officers, directors and 5% or more stockholders have agreed not to, directly or indirectly, issue, agree or offer publicly to sell, grant an option for the purchase or sale of, assign, transfer, pledge, hypothecate, distribute or otherwise encumber or dispose of, any shares of the common stock or other equity securities of ours or other securities convertible into or exercisable for such shares of the common stock or other equity securities for 12 months from the date of this prospectus without the prior written consent of the Lane Captial Markets, LLC. Our officers, directors and 5% or more stockholders have also agreed that subsequent to the expiration of this 12 month lock-up, they will only dispose of or otherwise encumber any of their shares when the share price, adjusted for any splits, or any material change in capital structure via merger or business combination, trades above 200% of the offering price for a 20 consecutive business day period. Commencing 12 months from the date of this prospectus, should our stock trade above 200% of the offering price for a 20 consecutive business day period, all contractual lock-ups will be terminated. The lock-up expires in all cases on the first day of the fifth year after the date of this prospectus.

UNDERWRITING

The underwriters named below, for whom Lane Capital Markets, LLC is acting as Representative, have severally agreed, subject to the terms and conditions of the underwriting agreement among ValueRich and Lane Capital Markets, LLC, as Representative of the several underwriters, to purchase from us the number of units set forth below opposite their names at the public offering price of $3.50, less the underwriting discount set forth on the coverpage of this prospectus:

Name of Underwriter	Number of Units
Lane Capital Markets, LLC
Total	2,000,000

The underwriters are committed to purchase and pay for all of the units offered hereby if any are purchased. The units are being offered by the underwriters subject to the delivery of an opinion of our counsel and to various other conditions.

The underwriters have advised us that they propose to offer the units to the public at the initial public offering price set forth on the cover page of this prospectus. The underwriters may allow to certain dealers who are members of the NASD concessions, not in excess of $         per share, of which not in excess of $         per share may be reallowed to other dealers who are members of the NASD.

We have granted the underwriters an over-allotment option, exercisable during the 45 day period commencing with the date of the underwriting agreement, to purchase from us at the initial offering price less underwriting discounts, up to an aggregate of 300,000 additional units for the sole purpose of covering over-allotments, if any. We will be obligated, pursuant to this over-allotment option, to sell such additional shares to the underwriters.

We have agreed to pay to the underwriters a non-accountable expense allowance of 3% of the gross proceeds of the offering, of which $              has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the units offered hereby for sale under the laws of such states as the underwriters may designate, including expenses of counsel retained for such purpose by the underwriters.

In connection with the offering, we have agreed to sell to the underwriters for $.001 per warrant, a five year unit purchase warrant (“Underwriter’s Warrant”). The Underwriter’s Warrant will consist of a warrant to purchase 200,000 shares of our common stock and a warrant to purchase 200,000 warrants to purchase our common stock. The Underwriter’s Warrants will be exercisable for 5 years beginning one year from the date of this prospectus at 110% of the initial offering price and will not be callable.

During the exercise period, the holders of the Underwriter’s Warrant will have the opportunity to profit from a rise in the market price of our securities, which will dilute the interests of our shareholders. We expect that the Representative warrant will be exercised when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the Underwriter’s Warrant. Any profit realized by the representative on the sale of Underwriter’s Warrant or the underlying securities may be deemed additional underwriting compensation. The Underwriter’s Warrant contains a cashless exercise provision. The Underwriter’s Warrant may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners. We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act.

We have also agreed to appoint a designee of the representative to our board of directors concurrently with the closing of this offering. For a period of three years following the closing of this offering, we have further agreed to nominate the representative’s director designee to stand for election to our board of directors at any meeting of our shareholders at which directors will be elected. As a member of our board, the representative’s director designee will receive the same compensation as the highest compensated other non-officer director, and we will indemnify such director against claims arising from his service as a director to the same extent as other members of the board.                                                ;   will initially be the representative’s director designee.

In addition, we have agreed to enter into a consulting agreement to retain the representative as a financial consultant for a period of three years at a fee of $36,000 per year, payable in full, at the closing of this offering. Under the consulting agreement, the representative will provide us with services related to corporate finance and other financial service matters as we may request, but the representative is not required to devote a specific amount of time to the performance of its duties thereunder.

Lane Capital Markets is principally engaged in providing securities brokerage, investment banking and related financial services to individuals, institutions and corporations. Lane Capital Markets provides consulting and financial services to private and public entities seeking to obtain or participate in financing arrangements. Although its Chairman and Chief Executive Officer, John D. Lane, has an extensive investment banking background and experience, Lane Capital Markets, as an entity, has limited experience conducting public equity offerings, having only co-underwritten one prior public equity offering.

Prior to this offering, there has been no public trading market for the Company’s securities. Consequently, the initial public offering price of the units and the exercise price of the warrants have been determined by negotiations between us and the representative and bear no relationship to our earnings, book value, net worth or other financial criteria of value and may not be indicative of the market price of our common stock and warrants after this offering. Among the factors considered in determining the offering prices and the exercise price of the warrants were our financial condition and prospects, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to ours and the general condition of the securities market. Additionally, the initial public offering price of our units may not be indicative of the prices that may prevail in the public market.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”):

• Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the Underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market;

• Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

• Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which such underwriter may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering; and

• Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or delaying a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution of Prospectus

A prospectus in electronic format relating to our offering may be made available on the Internet sites or through other online services maintained by the underwriters or selling group members participating in this offering, or their affiliates. In those cases, prospective investors may view offering terms online and may be able to open an account online with the underwriters to participate in the public offering.

Other than the prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by any underwriter or a selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us, any underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Chisholm, Bierwolf & Nilson, LLC, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Chisholm, Bierwolf & Nilson, LLC are included in reliance upon their report given upon the authority of Chisholm, Bierwolf & Nilson, LLC as experts in auditing and accounting.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Lehman & Eilen LLP, Boca Raton, Florida. The Sourlis Law Firm, Red Bank, New Jersey, is acting as counsel for the underwriters in this offering.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

During the two most recent fiscal years and interim period subsequent to December 31, 2005, we have had no disagreements with Chisholm, Bierwolf & Nilson, LLC, our independent auditor, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

VALUERICH, INC.

CONSOLIDATED FINANCIAL STATEMENTS
For the Quarter Ended March 31, 2006 (Unaudited) and
The Years Ended December 31, 2005 and 2004

Chisholm Bierwolf & Nilson, LLC
Certified Public Accountants

533 West 2600 South, Suite 25
Bountiful, Utah 84010
Phone (801) 292-8756
Fax (801) 292-8809

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
ValueRich, Inc.
West Palm Beach, Florida

We have audited the accompanying balance sheets of ValueRich, Inc. “Company” as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ equity and cash flows for the periods then ended. These financial statements are the responsibility of the Company’s management.

We conducted our audits in accordance with standards of the PCAOB (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ValueRich, Inc. as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements have been prepared assuming that the Company will continue as going concerns. As discussed in Note 4 to the financial statements, the Company has suffered recurring operating losses, and is dependent upon financing to continue operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chisholm, Bierwolf & Nilson, LLC

Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah
January 13, 2006

A Member of the AICPA, UACPA and Registered with the PCAOB

VALUERICH, INC.
Consolidated Balance Sheets

		March 31, 2006	December 31, 2005	December 31, 2004
		(Unaudited)
ASSETS
CURRENT ASSETS
Cash		$593,642	$218,058	$65,885
Accounts receivable	NOTE-3	57,180	54,566	7,167

Total Current Assets		650,822	272,624	73,052

FIXED ASSETS
Fixed Assets, at cost	NOTE 2-M	80,253	69,495	69,495
Accumulated depreciation	NOTE 2-M	(30,973)	(27,364)	(12,927)

Net Fixed Assets		49,280	42,131	56,568

TOTAL ASSETS		$700,102	$314,755	$129,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses		$85,645	$135,719	$43,791
Convertible Notes Payable	NOTE-8	$75,000	$75,000	$—
Convertible Shareholders’ Loans — current portion	NOTE-8	$366,700	$416,700	$140,000
Officer Advances — related party	NOTE-6	76,014	76,014	2,014

Total Current Liabilities		603,359	703,433	185,805

Convertible Shareholders’ Loans Long-Term	NOTE-8	95,000	95,000	314,200
Convertible Notes Payable — Long-Term	NOTE-8	—	—	75,000

Total Long Term Debt		95,000	95,000	389,200

Total Liabilities		698,359	798,433	575,005

STOCKHOLDERS’ EQUITY
Common stock, 100,000,000 shares authorized of $0.001 par value, 54,576,332, 49,176,332 and 44,973,000 shares issued and outstanding, respectively		54,576	49,176	44,973
Capital in excess of par value / (Discount on Stock)		945,669	248,366	(29,440)
Accumulated Deficit		(998,502)	(781,220)	(460,918)

Total Stockholders’ Equity		1,743	(483,678)	(445,385)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$700,102	$314,755	$129,620

The accompanying notes are an integral part of these consolidated financial statements.

VALUERICH, INC.
Consolidated Statements of Operations

			For the Twelve Months Ended December 31,
		For the Quarter Eneded March 31 2006	2005	2004
		(Unaudited)
REVENUE
Event Fees		$503,701	$1,563,971	$243,090
Subscription Fees		31,725	280,421	186,022
Other Income		—	—	36,531
Discounts & Allowances		(158,600)	(104,624)	—

		376,826	1,739,768	465,643
EXPENSES
Cost of goods sold		244,359	970,686	360,019
General and administrative		365,468	1,028,314	462,643

Total Expenses		609,827	1,999,000	822,662

NET OPERATING LOSS		(233,001)	(259,232)	(357,019)

OTHER INCOME (EXPENSE)
Other income		29,691	—	971
Interest expense		(13,973)	(61,072)	(31,477)

Total Other Income (Expense)		15,718	(61,072)	(30,506)

NET PROFIT/(LOSS) BEFORE INCOME TAX		$(217,282)	$(320,303)	$(387,525)
Income tax	NOTE 2-D	$—	$—	$—
NET PROFIT/(LOSS)		$(217,282)	$(320,303)	$(387,525)

BASIC LOSS PER COMMON SHARE **	NOTE 2-B	$(0.00)	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	NOTE 2-B	51,965,332	46,485,083	42,826,500

** — Less than ($.01)

The accompanying notes are an integral part of these consolidated financial statements.

VALUERICH, Inc.
Statement of Stockholders’ Equity and Comprehensive Income
March 31, 2006

	Shares	Amount	Additional Paid-in-Capital	Retained Earnings
Balance at December 31, 2003	40,680,000	40,680	(35,880)	(73,393)
Shares issued for cash at $.0025 per share	4,293,000	4,293	6,440
Net Loss for the period ended December 31, 2004				(387,525)

Balance at December 31, 2004	44,973,000	44,973	(29,440)	(460,918)
Shares issued for services at $.0025 per share	273,332	273	410
Shares issued for employees for bonus/incentive	1,450,000	1,450	2,176
Shares issued for cash at $.01 per share	500,000	500	—
Shares issued for cash at $.14 per share	1,980,000	1,980	275,220
Net Loss for the period ended December 31, 2005				(320,302)

Balance at December 31, 2005	49,176,332	49,176	248,366	(781,220)

Shares issued for cash at $.14 per share	5,400,000	5,400	750,303
Fund Raising Costs			(53,000)
Net Loss for quarter ended March 31, 2006 (Unaudited)				(217,282)

Balance at March 31, 2006 (Unaudited)	54,576,332	54,576	945,669	(998,502)

The accompanying notes are an integral part of these consolidated financial statements.

VALUERICH, INC.
Consolidated Statements of Cash Flows

		For the Twelve Months Ended December 31,
	For the Quarter Ended March 31 2006	2005	2004
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(217,282)	$(320,302)	$(387,525)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,610	14,437	10,347
Stock issued for services	—	3,625	—
Changes in operating assets and liabilities:
(Increase) Decrease in accounts receivable	(2,614)	(47,399)	(7,165)
Increase (decrease) in accounts payable and accrued expenses	(50,074)	91,929	43,981

Net Cash Used in Operating Activities	(266,360)	(257,710)	(340,362)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Fixed Assets	(10,758)	—	(38,910)
Net Cash Used in Investing Activities	(10,758)	—	(38,910)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	702,703	278,383	10,733
Proceeds from Notes Payable — net	—	—	75,000
Principal payments on long-term debt	(50,000)	(25,000)	(100,000)
Officer advances	—	89,000	—
Payments on officer advances	—	(15,000)	(68,206)
Proceeds from Shareholders’ Loans — net	—	82,500	334,200

Net Cash Provided by Financing Activities	652,703	409,883	251,727

NET INCREASE (DECREASE) IN CASH	375,585	152,173	(127,545)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	218,058	65,885	193,430

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$593,643	$218,058	$65,885

The accompanying notes are an integral part of these consolidated financial statements

VALUERICH, INC.
(A Development Stage Company)
Consolidated Statements of Cash Flows (Continued)

		For the Twelve Months Ended December 31,
	For the Quarter Ended March 31 2006	2005	2004
	(Unaudited)
SUPPLEMENTAL CASH FLOW INFORMATION
CASH PAID FOR:
Interest	$1,882	$23,530	$23,504
Income taxes		$—	$—
NON-CASH FINANCING ACTIVITIES
Common stock issued for services rendered		$3,625

The accompanying notes are an integral part of these consolidated financial statements.

VALUERICH, INC.
Notes to the Financial Statements

NOTE 1 — GENERAL ORGANIZATION AND BUSINESS

ValueRich, Inc., (the Company), was incorporated under the laws of the state of Florida on July 11, 2003. The Company operates various online and offline media-based properties for corporate and financial professionals. Its properties include 1) iValueRich.com, 2) ValueRich magazine and 3) the ValueRich Small-cap Financial Expo. iValueRich.com is a global online community providing a complete range of practical business solutions for all public companies and the millions of industry related business’s and professionals that seek to do business with each other. The small-cap financial expo is a unique expo-style financial conference format for small-cap public companies to showcase their products and services and have continuous access to investment bankers and buy-side professionals. ValueRich magazine is published quarterly and is a glossy full-color magazine of approximately 120 pages that is geared toward an affluent readership of investment related professionals and corporate leaders.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The relevant accounting policies and procedures are listed below.

A. Accounting Basis

The statements were prepared following generally accepted accounting principles of the United States of America consistently applied.

B. Earnings (Loss) Per Share

The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

	Income (Loss) (Numerator)	Shares (Denominator)	Per-Share Amount
For the Quarter Ended March 31, 2006:
Basic EPS
Income (loss) to common stockholders	$(217,282)	$51,965,332	$	(** )

For the Year ended December 31, 2005:
Basic EPS
Income (loss) to common stockholders	$(302,302)	46,485,083		$(0.01)

For the Year ended December 31, 2004:
Basic EPS
Income (loss) to common stockholders	$(387,525)	42,826,500		$(0.01)

** — Less than ($.01)

Securities that could potentially dilute basic earnings per share (“EPS”) in the future that are not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented consist of:

		As of December 31,
	March 31, 2006 (Unaudited)	2005	2004
Warrants to purchase common stock	1,966,688	1,966,688	1,333,344
Shares issuable upon conversion of 7% Convertible notes	1,966,688	1,966,688	1,333,344

Excluded shares	3,933,376	3,933,376	2,666,688

VALUERICH, INC.
Notes to the Financial Statements

C. Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

D. Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, tax credit carry-forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At December 31, 2005, the Company has net operating losses of $738,782 which begin to expire in 2018.

The company’s deferred tax assets consist of the following:

	03/31/06 (Unaudited)	12/31/05	12/31/04
Net operating loss carryforward	338,600	$265,600	$156,700
Valuation Allowance	(338,600)	(265,600)	(156,700)

Net deferred tax asset	$—	$—	$—

The components of current income tax expense as of March 31, 2006 and December 31, 2005 and 2004, respectively, are as follows:

	03/31/06 (Unaudited)	12/31/05	12/31/04
Current federal tax expense	$—	$—	$—
Current state tax expense	—	—	—
Change in NOL benefits	(73,000)	(108,900)	(131,758)
Change in valuation allowance	73,000	108,900	131,758

Income tax expense	$—	$—	$—

G. Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements assets and liabilities involve extensive reliance on management’s estimates. Actual results could differ from those estimates.

H. New Technical Pronouncements

The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements is not anticipated to have a material effect on the operations of the Company.

VALUERICH, INC.
Notes to the Financial Statements

I. Financial Instruments

The recorded amounts of financial instruments, including cash equivalents, accounts receivable, accounts payable and short term notes approximate their market values as of March 31, 2006 and December 31, 2005 and 2004. The Company has no investments in derivative financial instruments.

K. Impairment of Long-Lived Assets

In accordance with Financial Accounting Standards Board Statement No. 121, the Company records impairment of long-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. Throughout the quarter ended March 31, 2006 and the years ending December 31, 2005 and 2004 the Company had no impairment charges.

L. Revenue Recognition

Revenues are recognized in the period that services are provided. For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, REVENUE RECOGNITION (“SAB104”), which superceded Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (“SAB101”). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. Payments received in advance are deferred until the product is delivered or service is rendered.

SAB 104 incorporates Emerging Issues Task Force 00-21 (“EITF 00-21”), MULTIPLE-DELIVERABLE REVENUE ARRANGEMENTS. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company’s consolidated financial position and results of operations was not significant.

M. Fixed Assets

Fixed Assets are reported at cost. Depreciation is computed using the straight-line method over their estimated useful lives ranging from five to fifteen years. As of the balance sheet dates, the fixed assets consisted of the following:

	03/31/06 (Unaudited)	12/31/05	12/31/04
Furniture and Fixtures	$25,280	$25,280	$25,280
Leasehold Improvements	20,088	20,088	20,088
Computers and Equipment	34,885	24,127	24,127
Accumulated Depreciation	(30,973)	(27,364)	(12,927)

Fixed Assets, net	$49,280	$42,131	$56,568

NOTE 3 — ACCOUNTS RECEIVABLE

The Company’s accounts receivable as of March 31, 2006 and December 31, 2005 and 2004 consist of:

VALUERICH, INC.
Notes to the Financial Statements

	03/31/06 (Unaudited)	12/31/05	12/31/04
Accounts Receivable	57,180	54,566	7,167
Less: Allowance for Doubtful Accounts	—	—	—

Net Accounts Receivable	57,180	54,566	7,167

The Company bills our customers and recognizes income following the guidelines of our revenue recognition policy following the guidelines of the Emerging Issues Task Force 00-21 (“EITF 00-21”).

Management reviews its accounts receivable on a regular basis. If an account has a balance which is six months old, it is the policy of the company to record an allowance for doubtful accounts. The Company will continue to pursue all collection efforts. If at a later date, the account is deemed uncollectible, the account balance will be written off.

NOTE 4 — GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring operating losses and is dependent upon raising capital to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management’s intention to raise funds through and Initial Public offering in the last quarter of 2006. The proposed offering should net the company between $4,000,000 and $6,000,000.

NOTE 5 — STOCK TRANSACTIONS

During 2004 the Company issued 4,293,000 shares of common stock for cash at $.0025 per share in several different transactions.

On June 6, 2005 the Company issued 273,332 shares of common stock for services at $.0025 per share.

On June 15, 2005, the Company issued 1,450,000 shares of common stock to certain employees for services rendered on behalf of the Company, valued at $.0025 per share.

On August 10, 2005 the Company issued 500,000 shares of common stock for cash at $.01 per share.

On December 27, 2005 the Company issued 1,980,000 shares of common stock for cash at $.14 per share.

During 2005 the Board of Directors authorized a 4 for 1 forward stock split. The company has 100,000,000 common shares authorized. These financial statements have been retroactively restated for the split.

During the quarter ended March 31, 2006 the company issued 5,400,000 shares of common stock for cash at $.14 per share

NOTE 6 — RELATED PARTY TRANSACTION

The Company’s President and CEO has advanced funds to the Company as needed. The transactions are detailed as follows:

VALUERICH, INC.
Notes to the Financial Statements

		As of December 31,
	Quarter Ended March 31, 2006 (Unaudited)	2005	2004
Balance, beginning of year	$76,014	$2,014	$70,220
Advances received	—	89,000	—
Payments made	—	15,000	68,206

Balance, end of year	$76,014	$76,014	$2,014

The company leases office space from Mr Visconti the company’s president, see Note 8.

Various shareholder’s have made loans to the company. These loans are convertible into common stock of the Company at a rate of $.15 per share. See Note 8 for details.

NOTE 7 — OPERATING LEASES AND OTHER COMMITMENTS:

The Company leases a 1750 square foot office facility at $32,400 per year from Joseph C. Visconti CEO and President. There is no lease in place the company pays on a month to month basis. The company is currently looking for a larger space.

NOTE 8 — LONG-TERM DEBT

Long-Term debt is detailed as follows:

	03/31/06 (Unaudited)	12/31/05	12/31/04
Convertible Notes Payable are as follows:
Note payable to an individual 6% interest accrued, convertible Matures July 2006	$50,000	$50,000	$50,000
Note payable to an individual 6% interest accrued, convertible Matures July 2006	$25,000	$25,000	$25,000

Total Convertible Notes Payable	$75,000	$75,000	$75,000

Convertible Shareholder Notes Payable:
Notes payable (2) to an individual 10% interest accrued, convertible Matures 9/05 & 4/06	$45,000	$45,000	$45,000
Notes payable (3) to an individual 10% interest accrued, convertible Matures 4/06 & 7/06 & 7/07	$134,200	$134,200	$121,700
Note payable to an individual 6% interest accrued, convertible Matures 5/07	$12,500	$12,500	$—
Note payable to an individual 10% interest accrued, convertible Matures 8/06	$25,000	$25,000	$25,000
Note payable to an individual 10% interest accrued, convertible Matures 4/05	$—	$—	$25,000
Note payable to an company 6% interest accrued, convertible Matures 7/07	$25,000	$25,000	$—
Notes payable (2) to an individual 6% -10% interest accrued, convertible Matures 10/05, 04/07	$45,000	$45,000	$25,000
Note payable to an individual 6% interest accrued, convertible Matures 9/06	$25,000	$25,000	$25,000
Note payable to an individual 6% interest accrued, convertible
Matures 07/06	$25,000	$25,000	$25,000

VALUERICH, INC.
Notes to the Financial Statements

Note payable to an individual 10% interest accrued, convertible Matures 12/06	$25,000	$25,000	$25,000
Note payable to an individual 6% interest accrued, convertible Matures 7/06	$25,000	$25,000	$25,000
Note payable to an company 6% interest accrued, convertible Matures 7/06	$37,500	$37,500	$37,500
Note payable to an individual 6% interest accrued, convertible Matures 7/06	$12,500	$12,500	$12,500
Note payable to an individual 6% interest accrued, convertible Matures 4/07	$12,500	$12,500	$—
Note payable to an individual 6% interest accrued, convertible Matures 10/06	$12,500	$12,500	$12,500
Note payable to an company 10% interest accrued, convertible Matures 7/05	$—	$50,000	$50,000
Total Convertible Shareholder Notes	$461,700	$511,700	$454,200

Total Convertible Notes Payable	$536,700	$586,700	$529,200

Less Current Portion Convertible Notes	$(75,000)	$(75,000)	$—
Less Current Portion Convertible Shareholder Notes	$(366,700)	$(416,700)	$(140,000)

Total Long Term Notes Payable	$95,000	$95,000	$389,200

NOTE 9 — THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards SFAS 150-154 and their effect on the Company.

Statement No. 150   Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (Issued 5/03)

This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

Statement No. 151   Inventory Costs—an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period charges... .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement No. 152   Accounting for Real Estate Time-Sharing Transactions (an amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for (a) incidental operations and (b) costs

VALUERICH, INC.
Notes to the Financial Statements

incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Statement No. 153   Exchanges of Non-monetary Assets (an amendment of APB Opinion No. 29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, includes certain exceptions to the principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assts and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

Statement No. 154 — Accounting Changes and Error Corrections (a replacement of APB Opinion No. 20 and FASB Statement No. 3)

This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

The adoption of these new Statements is not expected to have a material effect on the Company’s current financial position, results or operations, or cash flows.

NOTE 10 — WARRANTS

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to non-employees of the Company. These warrants were granted in connection with the convertible shareholder notes payable.

	Warrants Outstanding			Warrants Exercisable
Year	Exercise Price	Number shares outstanding	Weighed Average Contractual Life (Years)	Number Exercisable	Weighted Average Exercise Price
2004	$0.20	1,333,344	1.5	1,333,344	$0.20
2005	$0.20	1,966,688	.82	1,966,688	$0.20
2006	$0.20	1,966,688	.57	1,966,688	$0.20

VALUERICH, INC.
Notes to the Financial Statements

Transactions involving the Company’s warrant issuance are summarized as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding as of January 1, 2004	—	—
Granted	1,333,344	$0.20
Exercised
Cancelled

Outstanding at December 31, 2004	1,333,344	$0.20
Granted	633,344	$0.20
Exercised	—	$—
Cancelled	(—)	($—)

Outstanding at December 31, 2005	1,966,688	$0.20
Granted
Exercised
Outstanding March 31, 2006	1,966,688	$.20

The estimated value of the warrants granted to non-employees as a financing incentive was determined using the Black-Scholes pricing model and the following assumptions: In 2005, stock price $.0025, exercise price $.20, expected term of 2 year, a risk free interest rate of 3.88%, a dividend yield of 0% and volatility of 0% per calculations at the time of issuance. In 2004, stock price $.0025, exercise price $.20, expected term of 2 year, a risk free interest rate of 1.875%, a dividend yield of 0% and volatility of 0%. The amount of the expense charged to operations for warrants granted as a finance incentive was $0, $0 and $0 during the quarter ended March 31, 2006 and the years ended December 31, 2005 and 2004, respectively

NOTE 11 — UNAUDITED PRESENTATION

The information furnished herein for the March 31, 2006 period, was taken from the books and records of the Company without audit. However, such information reflects all normal and recurring adjustments which are, in the opinion of management, necessary to properly reflect the results of the interim period presented. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER SHALL, HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	6
DILUTION	13
WHERE YOU CAN GET MORE INFORMATION	13
USE OF PROCEEDS	14
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	14
CAPITALIZATION	16
DIVIDEND POLICY	16
OUR BUSINESS	16
DIRECTORS AND EXECUTIVE OFFICERS	22
LITIGATION	23
AVAILABLE INFORMATION	23
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	24
EXECUTIVE COMPENSATION	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
DETERMINATION OF OFFERING PRICE	27
DESCRIPTION OF SECURITIES	27
SHARES ELIGIBLE FOR FUTURE SALE	29
UNDERWRITING	29
EXPERTS	32
LEGAL MATTERS	32
INDEMNIFICATION OF DIRECTORS AND OFFICERS	32
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	33
FINANCIAL STATEMENTS	F-1

UNTIL                                 , 2006 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

2,000,000 UNITS

COMMON STOCK

PROSPECTUS

LANE CAPITAL MARKETS, LLC

JUNE    , 2006

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware Corporation Law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Item 25. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below:

Registration fees		$1,932.43
NASD Registration Fee	$
Transfer agent fees		$2,500
Underwriters’ non-accountable expense allowance		$210,000
Costs of printing and engraving		$25,000
Legal fees		$50,000
Accounting fees		$25,000
Blue Sky fees and expenses (including counsel fees)		$5,000
Miscellaneous	$
Total estimated costs of offering	$

Item 26. Recent Sales of Unregistered Securities

In August 2003, we issued 4,719,633 shares of our common stock to our sixteen founders in consideration for a total of $270,813 and for services in connection with our formation and organization. These sixteen founders were Joseph Visconti, Alan Sosner, Ella Lee Neal Hart, Roxane West, Wesley Neal, Darin Shapiro, Michael Roger, David Roeder, David Willson, Brandy Stephenson, Ashley Sosner, J.C. Spradley, Gregg Lowenstein, Lance McCoy and Cameron Associates. This offering and sale of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance by us did not involve a public offering. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. This offering was done with no general solicitation or advertising by the Registrant. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In August 2004 through May 2005, we issued $320,000 in 6% Promissory Notes to fourteen investors. The Notes may be converted into ValueRich Common Stock at a ratio of 1:41,667 (each Note may convert into 41,667 shares of Common Stock per $25,000 principal amount, for a conversion price of $0.60 per share of Common Stock, the equivalent of a $7,200,000 pre-money valuation based upon the Company’s capitalization as of June 1, 2004) at such time as the Company’s Common Stock begins to trade on any public stock exchange or at the purchasers request, whichever may occur first. Each Note holder shall also receive warrants to purchase 41,667 shares of ValueRich Common Stock per $25,000 principal amount invested at $0.80 per share for a period of twenty-four (24) months. This offering and sale of notes qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance by us did not involve a public offering. This offering was done with no general solicitation or advertising by the Registrant. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. This offering was done with no general solicitation or advertising by the Registrant. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

From November 2005 to April 2006, we issued 810,000 shares of our common stock to twenty-three investors in exchange for $1.1 million. This offering and sale of Common Stock qualified for exemption under Section 4(2) of the Securities Act of 1933 and Regulation D under the Securities Act of 1933 since the issuance by us did not involve a public offering and the requirements of Regulation D were met. The offering was not a public offering as defined in Section 4(2) because of the manner of the offering. We did not undertake an offering in which we sold shares to a large number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On June 15, 2005, we issued 145,000 shares of common stock to five employees for services rendered on behalf of the company. These five employees were Brandy Stephensen, Ashley Sosner, JC Spradley, Greg Lowenstein, and Lance McCoy. This offering and sale of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance by us did not involve a public offering. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. This offering was done with no general solicitation or advertising by the Registrant. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On August 10, 2005, we issued 50,000 shares of common stock for cash at $.01 per shares to Cameron Associates Founder for investor relations services performed on behalf of the company. This offering and sale of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance by us did not involve a public offering. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. This offering was done with no general solicitation or advertising by the Registrant. In addition, this investor had the necessary investment intent as required by Section 4(2) since it agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On December 27, 2005, the Company issued 198,000 shares of common stock for cash at $.14 per share to four investors. The investors were Venture Investments & Capital, Lam Yoke Mei, Lap Keung Wong, and Jeffrey Benton. This offering and sale of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 since the issuance by us did not involve a public offering and the requirements of Regulation D were satisfied. The offering also qualifies under Regulation S promulgated under the Securities Act of 1933 as to Lam Yoke Mei and Lap Keung Wong since the issuance was made outside the U.S. to non-U.S. persons. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. This offering was done with no general solicitation or advertising by the Registrant. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction and Regulation S promulgated under the Securities Act of 1933 as to Lam Yoke Mei and Lap Keung Wong.

On June 6, 2005, the Company issued 27,333 shares of common stock for services at $.0025 per share to three investors. These investors were Alan Sosner and Wesley Neal. This offering and sale of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance by us did not involve a public offering. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. This offering was done with no general solicitation or advertising by the Registrant. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 27. Exhibits

Exhibit No.	Title
1.01	Form of Underwriting Agreement*
3.01	Certificate of Incorporation*
3.02	Amendment to Certificate of Incorporation*
3.03	By-Laws*
4.01	Form of Common Stock Certificate**
4.02	Form of Unit**
4.03	Form of Warrant Agent Agreement*
4.04	Stock Option Plan*
4.05	Form of Incentive Stock Option Agreement**
4.06	Form of Non-Qualified Stock Option Agreement**
4.07	Form of Underwriter’s Warrant**
4.08	Form of Lock-up Agreement**
5.01	Opinion of Lehman & Eilen LLP regarding legality of the common stock**
23.01	Consent of Chrisholm, Bierwolf & Nilson, LLC*
23.02	Consent of Lehman & Eilen LLP (included in exhibit 5.01)

* Filed herewith
** To be filed by amendment

Item 28. Undertakings

The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

     (i)  Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) ( § 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in West Palm Beach, Florida, on June 30, 2006.

VALUERICH, INC.
By: /s/ Joseph Visconti
Joseph Visconti
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 30, 2006

By: /s/ Joseph Visconti
Joseph Visconti
Chief Executive Officer and Director

By: /s/ Michael Tsurumi
Michael Tsurumi
Director